Exhibit 99.1

For more information, please contact:

Michael Fournell,
Corporate Communications
Cadence Design Systems, Inc.
408.428.5135
fournell@cadence.com

Alan Lindstrom
Investors and Shareholders
Cadence Design Systems, Inc.
408.944.7100
investorrelations@cadence.com

CADENCE COMPLETES ACQUISITION OF VERISITY

Newly Formed Verification Division Combines
Verisity and Cadence Technologies and Verification Talents

     SAN JOSE, Calif. – April. 7, 2005 – Cadence Design Systems, Inc. (NYSE: CDN) (Nasdaq: CDN) today announced that it has completed the acquisition of Verisity, Ltd. (Nasdaq: VRST), a Mountain View, Calif.-based provider of verification process automation (VPA) solutions.

     Under the terms of the agreement, Cadence acquired Verisity in an all-cash transaction for approximately $315 million. Verisity stockholders will receive $12 in cash in exchange for each outstanding share of Verisity stock.

     “The combination of the Cadence and Verisity verification products, engineering, marketing, sales and support teams provides our customers with an unparalleled range of verification solutions,” said Mike Fister, Cadence president and CEO. “Our combined capabilities will enable customers to attack their most challenging design-verification problems, from planning to closure, in an automated and integrated manner.”

     Former Verisity President and CEO Moshe Gavrielov will lead the combined verification operation as executive vice president of the newly formed Cadence Verification Division. Joining Gavrielov in the division is Yoav Hollander, founder of Verisity, who becomes the Verification Division chief technology officer. Also reporting to Gavrielov are Chris Tice, Cadence senior vice president and general manager, and Mitch Weaver, vice president of the Cadence Incisive Platform.

About Cadence

     Cadence is the world’s largest supplier of electronic-design technologies and engineering services. Cadence products and services are used to accelerate and manage the design of semiconductors, computer systems, networking equipment, telecommunications equipment, consumer electronics, and other electronics-based products. With approximately 4,900 employees and 2004 revenues of approximately $1.2 billion, Cadence has sales offices, design centers, and research facilities around the world. The company is headquartered in San Jose, Calif., and trades on both the New York Stock Exchange and Nasdaq under the symbol CDN. More information is available at www.cadence.com.

Cadence, Verisity and the Cadence logo are registered trademarks of Cadence Design Systems, Inc. All other trademarks are the property of their respective owners.